John D. Milton, Jr.                   904/355-1781, Ext. 258
Executive Vice President, Treasurer & CFO


     FLORIDA ROCK INDUSTRIES, INC. ANNOUNCES RECORD
              THIRD QUARTER RESULTS

Jacksonville, Florida: July 25, 2005 - Florida Rock Industries, Inc. (NYSE-FRK) today announced record net income of $45,878,000 or $.69 per diluted share for the third quarter of fiscal year 2005 versus $33,050,000 or $.50 per diluted share (split adjusted as a result of the 3-for-2 split on July 1, 2005) for the same quarter of fiscal year 2004.

Consolidated total sales for the quarter increased 25% to $313,499,000 from $251,649,000 in the same quarter last year. Product volumes increased in all segments versus the third quarter of 2004 with aggregate volumes up 3.6%, concrete yardage and block up 9.6% and 9.7% respectively and cement volume up 16.8%. Improved pricing occurred in all segments as well generating an increase in gross profit of approximately 37% to $102,116,000 compared to $74,812,000 in the same quarter last year.

The  third  quarter  operating profit of  fiscal  year  2005 increased 50% to $76,890,000 versus $51,153,000 in the third quarter of fiscal year 2004.

Included in this quarter's income were real estate gains of $1,842,000 ($1,157,000 after tax) and insurance proceeds of $3,871,000 ($2,653,000 after tax). These non-recurring items were partially offset at the net income line by a depletion adjustment to deferred taxes of $2,862,000.

Selling, general and administrative expenses for the third quarter of fiscal year 2005 were $27,068,000 versus $23,588,000 for the third quarter of fiscal year 2004. As a percentage of sales, SG&A expenses declined from 9.4% for the third quarter of fiscal year 2004 to 8.6% for the third quarter of fiscal year 2005.

Commenting on the third quarter results, President  and  CEO
John Baker stated that:

Although the hurricane season began earlier than normal in the southeast, we were fortunate that none of our operations were affected by the first storms of the season. Despite plenty of rain in June, we enjoyed strong sales in all of our product segments. The demand for cement remains at an all time high and most of our facilities are operating near capacity. Rail transportation performance improved during the quarter but still is not back to the levels we enjoyed two years ago.

For the nine months ended June 30, 2005, consolidated total sales increased 17% to $824,992,000 from $705,643,000 in
fiscal  2004.   Gross profit for the first  nine  months  of
fiscal   year  2005  was  $249,176,000  versus  $194,115,000
through  the third quarter of fiscal year 2004, an  increase
of  28%.   Net income for the nine months increased  24%  to
$111,105,000  or $1.67 per diluted share versus  $89,675,000 or $1.36 per diluted share in fiscal 2004. During the third quarter of fiscal year 2005, the Company reduced its long-term debt by $22,955,000 from $43,612,000 at the end of the second quarter to $20,657,000 at the end of the third quarter.

Outlook: Product demand levels in our markets continue to be strong and appear to be sustainable for the coming fourth quarter. July pricing improvements have again been effected in our Florida cement, stone and concrete operations and have the potential to improve our future performance subject to the risks of an already active hurricane season.

The Company will host a conference call at 10:00 a.m. E.D.T. on Tuesday, July 26, 2005. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-682-4386 (security code FLORIDA ROCK), or via the Internet through Conference America, Inc.'s website at http://www.yourcall.com/real/players/frk072605.smil or via
the  Company's  website at www.flarock.com.   If  using  the
Company's website, click on Investor Relations - Florida Rock Industries, Inc. Conference Stream. There will be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the
Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

                FLORIDA ROCK INDUSTRIES, INC.
         Summary of Consolidated Sales and Earnings
       (Amounts in thousands except per share amounts)
                         (Unaudited)

         FOR THE THREE AND NINE MONTHS ENDED JUNE 30



                                       THREE MONTHS           NINE MONTHS
                                    2005         2004       2005         2004
                                    ----         ----       ----         ----
Net Sales                          $ 305,514    245,334     805,854      689,417
Freight Revenues                       7,985      6,315      19,138       16,226
                                    --------    -------     -------      -------
     Total Sales                     313,499    251,649     824,992      705,643
Gross Profit                         102,116     74,812     249,176      194,115
SG&A                                  27,068     23,588      75,655       67,750
(Gain)loss on sale of real estate     (1,842)        71      (6,144)     (12,866)
Operating Profit                      76,890     51,153     179,665      139,231
Interest Income/Expense (net)            243       (389)       (519)      (1,066)
Other Income/Expense (net)               646      1,038       1,679        2,392
Income before taxes                   77,779     51,802     180,825      140,557
Net Income                          $ 45,878     33,050     111,105       89,675
Earnings per common share:
Basic                               $    .70        .51        1.70         1.38
Diluted                             $    .69        .50        1.67         1.36
Weighted average shares outstanding:
Basic                                 65,407     64,889      65,240       64,761
Diluted                               66,821     66,152      66,676       66,054


                FLORIDA ROCK INDUSTRIES, INC.
                     Balance Sheet Data
                   (Amounts in thousands)
                         (Unaudited)

                                            June 30, 2005      September 30,2004
Cash and cash equivalents                   $      33,951                 45,891
Accounts receivable, net                          141,398                107,000
Inventories                                        42,239                 35,100
Other current assets                               10,206                 10,345
Property, plant and equipment, net                563,280                520,959
Other non-current assets                          214,392                215,634
                                            -------------	        --------
  Total Assets                              $   1,005,466                934,929
                                            =============               ========

Current liabilities                         $     141,763                158,901
Long-term debt (excluding current
 maturities)                                       20,290                 41,927
Deferred income taxes                              86,543                 79,181
Other non-current liabilities                      43,121                 34,040
Shareholders' equity                              713,749                620,880
                                            -------------               --------
  Total Liabilities and Shareholders'
    Equity                                  $   1,005,466                934,929
                                            =============               ========


                FLORIDA ROCK INDUSTRIES, INC.
                      Business Segments
                   (Amounts in thousands)
                         (Unaudited)

The Company has identified its business segments as Aggregates, Concrete Products, Cement and Calcium Products. All of the Company's operations are located in the southeastern and mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:


		                 Three Months Ended          Nine Months Ended
                                      June 30                     June 30

                                  2005        2004           2005         2004

Net Sales, excluding freight
   Aggregates                    $  89,883     77,86         233,871      217,424
   Concrete products               195,531   152,967         516,195      425,389
   Cement and calcium               56,375    42,271         151,884      126,015
   Inter-segment sales             (36,275)  (27,769)        (96,096)     (79,411)
                                 ----------  --------        --------     --------
Total Net Sales, excluding
   freight                       $ 305,514   245,334         805,854      689,417
                                 =========   =========       ========     ========

Operating Profit
   Aggregates                    $  31,474    22,968          70,944       71,291
   Concrete products                34,847    21,062          81,052       45,225
   Cement and calcium               18,598    13,922          45,395       36,411
   Corporate overhead               (8,029)   (6,799)        (17,726)     (13,699)
                                  ---------  --------       ---------     --------
Total Operating profit           $  76,890    51,153         179,665      139,231
                                  =========   =======       =========     ========
